United Security Bancshares - Net Income $2.2 million during the Second Quarter

FRESNO, Calif., July 23, 2012 /PRNewswire/ -- United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $2,173,000 or $0.16 per basic and diluted common share for the quarter ended June 30, 2012 and $3,224,000 or $.23 per basic and diluted common share for the six months ended June 30, 2012, as compared to a net loss of $6.3 million or ($0.46) per basic and diluted common shares for the quarter ended June 30, 2011 and a net loss of $6.0 million or ($.43) per basic and diluted shares for the six months ended June 30, 2011.

Annualized return on average equity (ROAE) for the quarter ended June, 2012 was 13.83%, compared to (31.64%) for the same period in 2011, and was 10.23% for the six months ended June 30, 2012 compared to (15.63)% for the six months ended June 30, 2011. Annualized return on average assets (ROAA) was 1.44% for the three months ended June 30, 2012 compared to (3.85%) for the same three-month period in 2011, and was 1.06% for the six months ended June 30, 2012 compared to (1.83%) for the six months ended June 30, 2011.

The Board of Directors of United Security Bancshares declared a secondquarter 2012 stock dividend of one percent (1%) on June 26, 2012. The stock dividend was payable to shareholders of record on July 13, 2012, and the shares will be issued on July 25, 2012.

Dennis R. Woods, President and Chief Executive Officer of the Company, remarks "The direction of our earnings has clearly changed and is a result of the continued reduction of problem assets since 2011 and stabilization in the real estate market." Shareholders' equity at June 30, 2012 was $65.8 million, up $3.6 million from shareholders' equity of $62.2 million at December 31, 2011.

Net interest income before provision for credit losses for the quarter ended June 30, 2012 totaled $6.0 million and $12.0 million for the six months ended June 30, 2012, down just $310,000 from $6.3 million reported for the quarter ended June 30, 2011 and down $450,000 from the 12.5 million reported for the six months ended June 30, 2011, respectively. The net interest margin was 4.71% for the quarter ended June 30, 2012, and 4.69% for the six months ended June 30, 2012, as compared to 4.52% for the quarter ended June 30, 2011 and 4.47% for the six months ended June 30, 2011. The Company continues to benefit from decreasing costs on interest-bearing liabilities.

Noninterest income for the quarter ended June 30, 2012 totaled $3.7 million, reflecting an increase of $2.5 million from $1.2 million in noninterest income reported for the quarter ended June 30, 2011. Noninterest income for the six months ended June 30, 2012 totaled $4.6 million, reflecting an increase of $2.2 million from $2.3 million in noninterest income reported for the six months ended June 30, 2011. Customer service fees continue to provide the majority of the Company's noninterest income, totaling $897,000 for the quarter ended June 30, 2012, as compared to $894,000 for the quarter ended June 30, 2011, and $1.8 million for the six months ended June 30, 2012 and 2011. Changes in noninterest income on a quarter-to-quarter comparative basis between the second quarters of 2012 and 2011 are largely the result of an increase of $1.8 million on gains realized on the sale of investments and an increase of $598,000 on gains realized on the sale of other real estate owned. On a six month comparative basis, changes in noninterest income again were the result of an increase of $1.8 million on gains realized on the sale of investments and an increase of $381,000 on gains realized on the sale of other real estate owned.

Noninterest expense totaled $5.0 million for the quarter ended June 30, 2012, down $3.3 million from $8.2 million reported for the quarter ended June 30, 2011. For the six months ended June 30, 2012, noninterest expense totaled $10.5 million as down $3.8 million from the $14.3 million for the six months ended June 30, 2011. Between the second quarters of 2012 and 2011, the company experienced significant decreases in impairment losses on goodwill, impairment losses on other real estate owned, other real estate owned expenses, and professional fees. On a six month comparative basis, additional decreases in the above listed areas as well as decreases in regulatory assessments and occupancy expenses contributed to the overall decrease.

The Company had a provision for loan loss reserve of $1.0 million for the quarter ended June 30, 2012 and the six months ended June 30, 2012, compared to $9.2 million for the quarter ended June 30, 2011 and $10.1 million for the six months ended June 30, 2011. Net loan charge-offs totaled $2.4 million for the quarter ended June 30, 2012 and $3.0 million for the six months ended June 30, 2012 as compared to $12.0 million for the quarter ended June 30, 2011, and $12.7 million for the six months ended June 30, 2011. With continued weakness in the economy and real estate markets within our service area, we have maintained an adequate allowance for loan losses which totaled 2.94% of total loans at June 30, 2012 compared to 3.28% of total loans at March 31, 2012 and 3.29% at June 30, 2011. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses June 30, 2012 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past days and still accruing interest, decreased approximately $4.7 million between December 31, 2011 and June 30, 2012. Additionally, nonperforming assets as a percentage of total assets decreased from 8.84% at December 31, 2011 to 8.76% at June 30, 2012. Nonaccrual loans decreased $1.2 million between December 31, 2011 and June 30, 2012, while OREO, decreased $3.2 million during the same period. Impaired loans totaled $28.4 million at June 30, 2012, down $3.5 million from the balance of $31.9 million at December 31, 2011.

United Security Bancshares is a $600+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and particularly the section of Management's Discussion and Analysis. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets
(dollars in thousands)
	June 30,	December 31,
	2012	2011
Assets
Cash and noninterest-bearing deposits in other banks	$22,400	$28,052
Cash and due from Federal Reserve Bank	76,990	96,132
Federal funds sold	0	0
Cash and cash equivalents	99,390	124,184
Interest-bearing deposits in other banks	2,103	2,187
Investment securities (AFS at market value)	35,553	38,458
Loans and leases, net of unearned fees	394,563	408,146
Less: Allowance for credit losses	(11,610)	(13,648)
Net loans	382,953	394,498
Premises and equipment - net	12,566	12,675
Bank owned life insurance	16,413	16,150
Intangible assets	4,871	5,041
Other real estate owned	23,894	27,091
Deferred Income Taxes	11,154	11,485
Other assets	16,710	19,563
Total assets	$605,607	$651,332
Deposits:
Noninterest bearing demand and NOW	$197,052	$224,907
Money market and savings	213,204	206,036
Time	114,746	143,484
Total deposits	525,002	574,427
Borrowed funds	0	0
Other liabilities	5,512	5,705
Junior subordinated debentures (at fair value)	9,276	9,027
Total liabilities	539,790	589,159
Shareholders' equity:
Common shares outstanding:
13,133,871 at March 31, 2012
13,531,832 at December 31, 2011	42,087	41,435
Retained earnings	24,029	21,447
Accumulated other comprehensive loss	(299)	(709)
Total shareholders' equity	65,817	62,173
Total liabilities and shareholders' equity	$605,607	$651,332

United Security Bancshares
(dollars in 000s, except per share amounts)
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Interest income:
Interest and fees on loans	$5,966	$6,437	$12,009	$12,857
Interest on investment securities	457	540	978	1,137
Interest on deposits in FRB	43	43	94	94
Interest on deposits in other banks	10	10	20	20
Total interest income	6,476	7,030	13,101	14,108
Interest expense:
Interest on deposits	437	668	915	1,436
Interest on other borrowed funds	72	83	138	168
Total interest expense	509	751	1,053	1,6042
Net interest income before provision for credit losses	5,967	6,279	12,048	12,504
Provision for credit losses	1,004	9,161	1,006	10,051
Net interest income	4,963	(2,882)	11,042	2,453
Noninterest income:
Customer service fees	897	894	1,797	1,761
Increase in cash surrender value of
bank owned life insurance	144	140	280	281
Gain (Loss) on sale of other real estate owned	275	(324)	337	(44)
Gain (loss) on Fair Value Option of Financial Assets	364	222	(112)	(145)
Other noninterest income	1,984	242	2,256	449
Total noninterest income	3,664	1,174	4,558	2,302
Noninterest expense:
Salaries and employee benefits	2,176	2,220	4,598	4,541
Occupancy expense	840	909	1,605	1,802
Professional fees	439	980	683	1,419
Regulatory insurance assessments	417	475	783	988
Impairment losses and other expenses on OREO	(18)	1,157	666	2,073
Impairment losses on goodwill and intangible assets	0	1,489	0	1,525
Impairment losses on investment securities	149	0	172	0
Other noninterest expense	974	1,010	1,957	1,949
Total noninterest expense	4,977	8,240	10,464	14,297
Income before income tax provision	3,650	(9,948)	5,136	(9,542)
Provision (benefit) for income taxes	1,478	(3,599)	1,912	(3,549)
Net Income	$2,173	($6,349)	3,224	(5,993)

United Security Bancshares
Selected Financial Data (Quarters Unaudited)
(dollars in 000s, except per share amounts)
	Three months Ended	Three months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Basic earnings per share	$0.16	($0.46)	$0.23	($0.43)
Diluted earnings per share	$0.16	($0.46)	$0.23	($0.43)
Weighted average basic shares for EPS	13,803,824	13,803,824	13,803,824	13,803,824
Weighted average diluted shares for EPS	13,803,824	13,803,824	13,803,824	13,803,824

Annualized return on:
Average assets	1.42%	(3.82%)	1.05%	(1.81%)
Average equity	13.40%	(31.64%)	10.23%	(15.63%)
Yield on interest-earning assets	5.11%	5.06%	5.10%	5.04%
Cost of interest-bearing liabilities	0.61%	0.74%	.63%	.77%
Net interest margin	4.71%	4.52%	4.69%	4.47%
Annualized net charge-offs to average loans	2.44%	10.99%	1.54%	5.89%

	June 30,	June 30,
	2012	2011
Shares outstanding - period end	13,803,824	13,803,824
Book value per share	$4.77	$4.50
Tangible book value per share	$4.42	$4.14
Efficiency ratio	51.67%	110.56%
Total nonperforming assets	$53,023	$76,705
Nonperforming assets to total assets	8.76%	11.64%
Total Impaired loans	$28,375	$36,953
Total nonaccrual loans	$18,189	$20,792
Allowance for loan losses to total loans	2.94%	3.29%

CONTACT: Stasia Szpor, +1-559 709-6982, sszpor@unitedsecuritybank.com